UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 21, 2010

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5720

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Harvest Natural Resources, Inc. ("we", "us", "our", "Harvest" or the "Company"), has announced an operational update and overview of its 2010 exploration and production plans for its 32 percent owned Venezuelan affiliate, Petrodelta, S.A.(Petrodelta) as well as for Harvest’s U.S. and international exploration portfolio.

Highlights include:

Venezuela
• Petrodelta produced approximately 7.8 million barrels of oil in 2009; an increase of 42.3 percent over 2008. Production was initiated from the El Salto field with the drilling and completion of the ELS-31 well which has produced 364,000 barrels of oil in the past six months.
• Petrodelta’s proved reserves net to Harvest increased by approximately 10 percent from December 31, 2008 to August31, 2009.
• A self-funded capital budget of $205 million has been approved for Petrodelta primarily for infrastructure costs for further developing the Temblador and El Salto oil fields; Petrodelta’s production target for 2010 is 30,000 barrels of oil per day (BOPD) with a first quarter average of 23,500 BOPD.

United States
• During 2009 the Bar F well, located in Duchesne County, Utah, was drilled and logged at a total depth of 17,566 feet and an extended production testing program is now in progress. Testing is expected to be completed in first quarter of 2010 with further appraisal and development activity dependent on test results.
• Harvest commenced production from an eight well appraisal and development drilling program in the Green River formation in the southern portion of Harvest’s Antelope land position in late 2009. Three wells are currently on production and produced at a combined average gross production rate of 1,600 BOPD and 1.8 MMCFD over the last seven days of production.

Indonesia
• Location construction and rig mobilization has begun with an anticipated spud of the first of two exploration wells in the Budong-Budong block scheduled for mid-March.

Contingent upon successful test results in Utah and Indonesia, Harvest has planned capital expenditures of up to $111.0 million to evaluate and develop the Company’s prospect portfolio in the United States and international locations, excluding Venezuela’s self funding program. Additionally, we will be evaluating financing options during 2010 to fund planned projects.

VENEZUELA

During 2009, Petrodelta drilled 16 development wells, produced approximately 7.8 million barrels of oil and sold 4.4 billion cubic feet (BCF) of natural gas. Petrodelta shareholders have agreed the company will remain self-funding, relying on internally-generated cash flow to fund operations. As such, Petrodelta shareholders and board have approved a capital budget of $205 million with a significant portion of that total related to infrastructure costs to support the further development of the Temblador and El Salto oil fields. The approved budget should be self funding at a WTI oil price of $70 per barrel in 2010.

Targeted levels for oil production are 30,000 BOPD in 2010, with first quarter 2010 production expected to be 23,500 BOPD. Petrodelta plans to operate two rigs in 2010 to drill both development and appraisal wells.

In October 2009, Harvest announced an increase in reserves attributed to Petrodelta. The increase in reserves was driven primarily by the drilling of two appraisal wells in the largely undeveloped El Salto field. Proved reserves net to Harvest increased to 47.6 MMBOE at August 31, 2009, as compared to 43.3 MMBOE at year-end 2008. The reserves estimate was prepared by the independent petroleum consultants of Ryder Scott Company, L.P. (Ryder Scott) for Harvest.

The impact of the recent Bolivar devaluation in Venezuela, announced on January 11, 2010, will be negligible to Petrodelta and its partners primarily due to Petrodelta’s sales of oil and gas being based in U. S. dollars. Also, should the effect of the inflation rate be lower than the Bolivar devaluation, as is expected, there should be some reduction in operating costs and capital expenditures which are denominated in Bolivars.

EXPLORATION AND OTHER DEVELOPMENT DRILLING ACTIVITIES

Antelope Project – United States
Ongoing exploration, appraisal, and development activities on Harvest’s 60,000 acre (36,000 acres net to Harvest) Antelope project in Duchesne County, Utah during 2009 will continue in 2010. Activities are in progress on two separate projects on the Harvest leasehold as described below.

Bar F Exploration Drilling Project
During 2009 with Harvest as operator, the Bar F # 1-20-3-2 was drilled to a total depth of 17,566 feet and an extended production test is now in progress. To date, testing has been focused on the evaluation of the natural gas potential of the Mesaverde tight gas reservoir over a prospective interval from 14,000 to 17,400 feet.

Completion activities consisted of hydraulic fracturing of eight separate reservoir intervals in the Mesaverde and multiple extended flow tests of the individual fractured intervals. We have tested flow rates of 1.5 to 2 MMCFD from selected intervals in the well, and are currently preparing the well for a commingled flow test of the eight intervals.

While the results to date have not definitively determined the commerciality of a stand-alone development of the Mesaverde, we believe these results indicate significant progress toward that determination and that the Mesaverde reservoir is potentially prospective over a significant portion of our land position. Specifically, drilling, logging, coring and test results to date from the well indicate the following:

- Presence of Mesaverde tight sand containing producible gas over a large portion of a gross sand interval in excess of 3,000 feet thick
- Presence of over-pressure in the Mesaverde
- Evidence of natural fracturing in some intervals of the Mesaverde
- Confirmed our design and operational capability to successfully perform hydraulic fracturing of the Mesaverde interval
- Achieved gas flow rates of 1.5 to 2 MMCFD on test from selected intervals

The primary technical concern regarding the prospectivity of the Mesaverde is whether or not it will have adequate porosity and permeability to produce commercial quantities over a large area. Ultimate determination of the commerciality of the Mesaverde will still require the following to be accomplished:

- At a minimum, reduce development costs to less than $2.50 per MCF
- Verification of long term stability of production rates and associated reserve potential for a single vertical well
- Confirmation of the areal extent of producible Mesaverde reservoir on our land position via appraisal drilling and/or 3-D seismic

Once the Mesaverde testing program is completed in the Bar F well, we plan to move uphole to test multiple oil bearing intervals from 6,000 feet to 9500 feet in the Lower Green River and Upper Wasatch formations which were identified during drilling operations and confirmed by log analysis. This oil testing program will involve multiple stages of hydraulic fracturing and associated flow tests, and is expected to be undertaken during the first quarter of 2010. The objective of the oil testing program is to determine whether the oil bearing zones will demonstrate flow rates capable of commercial production in a stand-alone vertical or horizontal well which would be drilled specifically to develop the oil reservoirs. If the oil zones are proved to be commercial in the Bar F, we believe that the Lower Green River and Upper Wasatch may be producible over an extensive portion of the northern portion of our land position. Should a development program be merited, we would expect development to occur on a location by location basis, with each well representing a systematic step-out from the proven Bar F location. It is noteworthy that the Bar F well is approximately six to eight miles south of the southern limits of the Altamont-Bluebell producing field complex which produces extensively from the Lower Green River and Upper Wasatch formations. The 2010 capital expenditure program for this project is contingent on the final results of the testing program. For 2010 planning purposes, we have included a program to lease additional land, shoot 2D seismic on this related acreage, drill six Green River/Upper Wasatch appraisal and development wells, two of which may be deepened to further test the Mesaverde interval. Contingent on successful test results, the planned capital expenditures for this project in 2010 are $33.0 million (net).

Monument Butte Field Extension Appraisal and Development Drilling Project
Harvest is currently participating in an eight well appraisal and development drilling program to produce oil and gas reserves from the Green River formation on the southern portion of Harvest’s Antelope land position. The program is operated by Newfield Exploration Company (Newfield) with Harvest holding a 43 percent working interest. The parties have formed a 320 acre Area of Mutual Interest containing the eight drilling locations. To date, five wells have been drilled with the three remaining wells expected to be drilled in late January and February 2010. Three wells are currently on production and produced at a combined average gross production rate of 1,600 BOPD and 1.8 MMCFD over the last seven days. Two additional wells have been completed and are anticipated to commence production in the near future. We expect that all eight wells will be on production by approximately March 15, 2010. Results of the program to date have exceeded pre-drilling expectations for production rates, and gross drilling and completion costs of about $800,000 per well are in line with pre-drilling estimates.

We are evaluating the potential for expanding this drilling program in view of the success of the initial wells. Work to date indicates that it is reasonable to anticipate that we will be able to identify five to ten additional viable 2010 drilling locations beyond the initial eight well program. Additionally, Harvest has further acreage to the west and on strike with the current program. We expect to firm up the potential plans for additional drilling in the first and second quarters of 2010. Planned 2010 capital expenditures for completion of the eight well program and potential expansion to other locations are $4.6 million (net).

Gulf Coast – United States
In December 2009, we wrote off the remaining carrying value of the Starks prospect, one of the prospects in our Gulf Coast AMI, as we have no plans for further activities relating to this prospect.

Budong-Budong Block, Indonesia
The interpretation of 650 kilometers of 2-D seismic was completed in the third quarter and drill sites have been selected. Currently, the locations for the two test wells are being constructed and the rig and ancillary equipment is being mobilized to the area. It is expected that the first of two exploration wells will spud in mid-March 2010. In accordance with the farm-in agreement, we expect to fund 100 percent of the well expenditures to earn our 47 percent working interest up to a cap of $10.7 million; thereafter, we will pay in proportion to our working interest.

Should the two exploration wells provide positive results, we plan to drill and test two appraisal wells. We have the option to become operator after JOA approval of the development plan, and would then prepare for development drilling and construction facilities which would likely take place during 2011. Contingent on successful results of the exploration wells, capital expenditures of $28.0 million (net) have been planned for this project for 2010.

Dussafu Block – Gabon
Harvest, the operator of the Dussafu license offshore Gabon with a 66.66% working interest, has progressed the technical work in 2009 with the completion of the processing and reprocessing of 1,330 kilometers of 2D seismic and the pre-stack depth reprocessing of 1,076 square kilometers of 3D seismic data. The improved imaging from this work has allowed the interpretation to mature the prospect inventory to provide the partnership a number of prospective targets in the sub-salt section, in both the Gamba and Syn-rift plays that are productive in the nearby Etame, Lucina and M’Bya fields. Subject to drilling rig availability, we expect to drill an exploration well in the third quarter of 2010. Depending on the results from the test well, a testing program may be implemented and an appraisal sidetrack may be drilled. Contingent capital expenditures of $20.1 million (net) have been planned for this project for 2010.

Block 64 – Oman
During 2009, we signed an Exploration and Production Sharing Agreement (EPSA) with the Sultanate of Oman (Oman) for the Al Ghubar / Qarn Alam license (Block 64 EPSA). We have a 100 percent working interest in the Block 64 EPSA during the exploration phase. Oman Oil Company has the option to back-in for up to a 20 percent interest in the Block after the discovery of gas.

Block 64 is a newly-created block designated for exploration and production of non-associated gas and condensate which the Oman Ministry of Oil and Gas has carved out of the Block 6 Concession operated by Petroleum Development of Oman (PDO). PDO will continue to produce oil from several fields within the Block 64 EPSA area. The 3,867 square kilometer (955,600 acre) block is located in the gas and condensate rich Ghaba Salt Basin in close proximity to the Barik, Saih Rawl and Saih Nihayda gas and condensate fields. Current activities include compiling existing data, preparing for 3-D pre-stack depth migration reprocessing and initiating a baseline environmental survey.

During 2010, Harvest expects to complete the 3-D pre-stack depth migration reprocessing of existing seismic data and begin preparations for drilling the first exploration well scheduled to spud in 2011. Contingent capital expenditures of $4.7 million have been planned for this project for 2010.

Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. All Venezuelan reserves are attributable to our net equity interest in Petrodelta.

The SEC requires the reserve presentation to be calculated using year-end prices and costs and assuming a continuation of existing economic conditions. Proved reserves cannot be measured exactly, and the estimation of reserves involves judgmental determinations. Reserve estimates must be reviewed and adjusted periodically to reflect additional information gained from reservoir performance, new geological and geophysical data, economic changes and other relevant developments. The estimates are based on current technology and economic conditions, and we consider such estimates to be reasonable and consistent with current knowledge of the characteristics and extent of production. The estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation and/or marketing contracts are not in place.

Any reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing primary recovery methods are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. No estimates for proved undeveloped reserves are attributable to or included in this table for any acreage for which an application of fluid injection or other improved recovery technique is contemplated unless proved effective by actual tests in the area and in the same reservoir.

This Current Report on Form 8-K may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2008 Annual Report on Form 10-K and other public filings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

January 21, 2010	By:	Keith L. Head

Name: Keith L. Head
Title: Vice President, General Counsel and Corporate Secretary